EXHIBIT B to the Custody Agreement Fund Names Separate Series of PFS Funds

Name of Series

Wireless Fund
Castle Focus Fund
Bretton Fund
Christopher Weil & Company Core Investment Fund
Ensemble Fund
Taylor Frigon Core Growth Fund
Cargile Fund
Castle Tandem Fund
Alpha Fiduciary Quantitative Strategy Fund

6/2019

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